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EXHIBIT 10.12

CPB INC.
DIRECTORS DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2001)

CPB INC.
DIRECTORS DEFERRED COMPENSATION PLAN

    Article 1. Purpose. This CPB Inc. Directors Deferred Compensation Plan ("Plan") is intended to advance the interests of CPB Inc. ("Company") by providing deferred compensation benefits to the non-employee members of the Board of Directors of the Company and Central Pacific Bank ("Bank") ("Directors") and thereby strengthen the ability of the Company and Bank to attract and retain valued Directors upon whose judgment, initiative, and efforts the successful conduct and development of the Company and Bank depend.

    Article 2. Effective Date. This Plan shall become effective as of January 1, 2001 ("Effective Date"), upon adoption by the Board of Directors of the Company, and shall operate on the basis of the calendar year ("Plan Year").

    Article 3. Eligibility. Any Director entitled to compensation by the Company or the Bank for service as a Director ("Eligible Director"), other than a Director who is also a salaried officer or employee of the Company or any of its subsidiaries, may elect to become a participant ("Participant") under the Plan by written notice to the Company.

    Article 4. Election of Deferral. Each Participant may elect to defer the receipt of either all or a portion of his or her annual retainer fees or meeting fees which are earned for the Plan Year commencing after the date of the election ("Deferral Election"). The Deferral Election shall be in substantially the form attached hereto as "Exhibit A." The Deferral Election for a Plan Year shall be effective as of the first day of the Plan Year and shall be irrevocable as to the designated fees earned for the Plan Year and, further, such Deferral Election must be dated and filed with the Company prior to the first day of the Plan Year. In the case of an individual who becomes a Director after the Effective Date, such Director may make a Deferral Election within 30 days after becoming a Director, but such Deferral Election shall be effective only with respect to the Director's fees earned after the date the Deferral Election is executed and delivered to the Company. In the case of the first Plan Year beginning on the Effective Date, a Director may make a Deferral Election within 30 days after the adoption and execution of the Plan (or, if later, within 30 days after the Effective Date), but such Deferral Election shall be effective only with respect to the Director's fees earned after the date the Deferral Election is executed and delivered to the Company.

    A Deferral Election for a Participant shall remain effective for each subsequent Plan Year unless the Participant terminates or modifies the Deferral Election. By written notice in the form of a revised Deferral Election delivered to the Company on or before any December 31, any Participant may elect to terminate or modify his or her Deferral Election with respect to fees earned for the next succeeding Plan Year commencing after the December 31. In such event, the amount accumulated pursuant to the Plan prior to the effective date of his or her termination election shall continue to be subject to the provisions of the Plan. A Participant who elects to terminate his or her participation shall be permitted to make a new Deferral Election effective no earlier than the beginning of the Plan Year following the Plan Year for which his or her Deferral Election is terminated.

    Article 5. Deferred Compensation Account. A separate account shall be established and maintained on behalf of each Participant under the Plan ("Account"), which Account shall reflect the balance of the Deferral Election amounts credited to the Participant as provided in Article 4 above. The deferred fees of each Participant shall be credited to the Participant's Account as of the date on which such fees would be otherwise payable to the Participant. Pursuant to its responsibilities as described in Article 15, the Compensation Committee ("Committee") of the Company's Board of Directors shall maintain, or cause to be maintained, records, forms, and methods of accounting which appropriately reflect the balance of the Participant's Account.

    For purposes of determining the value of the Participant's Account, the amount allocated to the Participant's Account shall be treated as if the investment of such amount were subject to the direction of the Participant, except that the Participant's investment options shall be limited to the investment funds offered by the Bank's Trust Division. Each Account shall be appropriately increased or decreased, as the case may be, to reflect the appreciation or depreciation in the value and the net income or loss attributable to the deemed investment, and the distributions and expenses that may be charged to the Account. The Participant agrees on behalf of himself or herself and any designated beneficiary to assume all risks and responsibilities for the value of his or her Account, and the Company shall not be liable for any deemed investment losses that may be incurred under the Account. The deemed investment described in this Article 5 shall be subject to the requirements of Articles 11 and 12 herein and shall be the basis upon which the Participant's Account shall be valued hereunder. The Participant shall have no direct ownership interest whatsoever in any assets representing such deemed investment, notwithstanding that the Company may set aside general funds of the Company in the form of the investment pursuant to Articles 11 and 12 herein. Pursuant to Articles 11 and 12, the Participant's Account is a general unfunded promise to pay, and the deemed investment provided herein serves exclusively as the means to measure the amount of the Participant's benefit.

    Article 6. Vesting. Except as provided in Article 12, a Participant shall have a 100% vested and nonforfeitable interest in the balance of his or her Account.

    Article 7. Distribution Due to Termination. In the event that a Participant terminates as a Director of the Company, the amount credited to the Account of the Participant shall be paid in cash to the Participant in the manner elected by the Participant. However, the Participant is limited to the following distribution options: (a) a single lump sum within ten years following such termination, or (b) annual installments over a period of years not exceeding ten years following such termination. To the extent consistent with these distribution options, the Participant may elect the distribution commencement date and the timing of distributions. Annual installment payments shall be determined by multiplying the Participant's Account by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the term. Each Participant shall file with the Company at the time of (and as part of) his or her Deferral Election an election regarding the method of distribution of his or her Account in the event of his or her termination from service as a Director of the Company. A Participant may modify his or her election as to the timing and form of distribution of the Account, except that no modification of distribution election shall be valid (and such distribution election shall be disregarded) to the extent that such modification applies to a distribution made on or before the last day of the Plan Year following the Plan Year in which modification is made. That is, a modification to a distribution election may apply only to a distribution occurring after the Plan Year following the Plan Year in which the modification is made.

    Article 8. Distribution Due to Death. In the event of the death of an active Participant, or terminated Participant prior to expiration of the period during which his or her Account is payable, the balance of the Participant's Account shall be paid in cash in a single lump sum to his or her designated beneficiary. The Account shall be paid in full as soon as practicable following the Participant's death. The Participant's designated beneficiary shall be designated or changed by the Participant (without the consent of any prior beneficiary) through written notice in substantially the form attached hereto as "Exhibit B" delivered to the Company. If no such beneficiary is designated, or if no designated beneficiary survives the Participant, the amount payable due to the Participant's death shall be payable to the Participant's estate.

    Article 9. Withdrawal for Unforeseeable Emergency. Upon application by a Participant and prior to the time that the Participant's Account is otherwise subject to distribution, the Committee may permit the Participant to withdraw all or a portion of the Participant's Account (but only that portion of the Account comprising the Deferral Election amounts, and not earnings credited on such amounts) due to an "Unforeseeable Emergency". For this purpose, an "Unforeseeable Emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of a Participant or of a dependent (within the meaning of Section 152(a) of the Internal Revenue Code of 1986, as amended ("Code")) of the Participant, loss of the Participant's property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (but specifically not including the education of a dependent or the purchase of a residence). An Unforeseeable Emergency shall not exist if the hardship may be relieved as follows: (a) through reimbursement or compensation by insurance or otherwise; (b) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (c) by cessation of the Deferral Election under this Agreement. In the event that the Participant obtains a withdrawal of his or her Account due to an Unforeseeable Emergency, the Participant's then current Deferral Election shall terminate, and the Participant shall not be allowed to commence a subsequent Deferral Election earlier than 12 months following such withdrawal. In no event shall a withdrawal due to an Unforeseeable Emergency exceed the amount required to meet the given emergency plus any amounts necessary to pay any federal, state, or local taxes reasonably anticipated to result from the withdrawal. The allowance and manner of a withdrawal under this Article 9 shall be subject to the determination and approval of the Committee and shall require the Participant's written request on such forms as the Committee may prescribe.

    Article 10. Incapacity. If the Committee finds that any person to whom payment is payable under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim for such payment has been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment.

    Article 11. Funding. The amounts payable under this Plan shall be paid from the general funds of the Company, as the Committee may determine, and a Participant shall have no right, title, or interest whatsoever in or to investments, if any, which the Company may make to aid it in meeting its obligations under this Plan. Title to and beneficial ownership of any such investments shall at all times remain in the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant and any other person. To the extent that any person acquires a right to receive a payment from the Company under this Plan, such right shall be no greater than the right of any unsecured creditor.

    The Company may, for administrative reasons, establish a "rabbi trust" in order to set aside general funds of the Company for purposes of satisfying Plan obligations. If such a trust arrangement is established, the arrangement shall be consistent with the preceding portion of this Article 11, and the arrangement shall be subject to the following conditions: (a) the establishment and maintenance of the trust shall not cause the Plan to be other than an "unfunded" plan for purposes of the Code, and Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (b) the Company shall be treated as the "grantor" of the trust for purposes of Code Section 677; and (c) the trust shall provide that its assets may be used to satisfy claims of the Company's general creditors in the event of insolvency and that the rights of such general creditors in such circumstances are enforceable under federal and state law.

    Article 12. Legal Status. This Plan is intended to constitute a nonqualified deferred compensation plan not subject to the qualification requirements of Code Section 401(a) or ERISA. Specifically, prior to the actual payment of the amounts credited to an Account, there is no transfer of any assets to a Participant or for the benefit of the Participant under this Plan, and the Plan is intended to confer no current benefit that would be immediately taxable to the Participant under the constructive receipt rule or economic benefit doctrine under the tax laws. Further, this Plan is intended to benefit non-employee

Directors exclusively, and not employees of the Company, and is thereby not subject to the requirements of ERISA.

    Article 13. Continued Service. Nothing contained in this Plan shall be construed as conferring upon a Participant the right to continue in the service of the Company as a Director or in any other capacity. Further, nothing contained in this Plan shall be deemed to create an obligation on the part of the Board to nominate any Director for reelection by the Company stockholders.

    Article 14. Nonassignment. The interests of a Participant hereunder may not be sold, transferred, signed, pledged, or hypothecated. No Participant may borrow against his or her Account.

    Article 15. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee shall hold meetings at such times and places as they may determine, shall keep minutes of their meetings, and shall adopt, amend, and revoke such rules and procedures as they may deem proper with respect to the Plan. Any action of the Committee shall be taken in accordance with the rules of governance applicable to the Committee. As may be determined by the Committee, the Committee may carry out its administrative authority and responsibilities under the Plan by designating and authorizing any officer or staff member of the Company or the Bank to act on its behalf.

    Subject to the other provisions of this Plan, and with a view to effecting its purpose, the Committee shall have, in its sole and absolute discretion, the authority: (a) to construe and interpret the Plan; (b) to define the terms used herein; (c) to determine the value of an Account and the amount and recipient of any payment; and (d) to make all other determinations and do all other things necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations made by the Committee shall be binding and conclusive on all Participants in the Plan and on their legal representatives, heirs, and beneficiaries.

    Notwithstanding any other provision of the Plan (and without limiting the Committee's authority), in connection with any action concerning stock transactions by Directors who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act") ("Insiders"), the Committee may adopt such procedures as it deems necessary or desirable to assure the availability of exemptions from Section 16 of the Exchange Act afforded by Rule 16b-3 thereunder or any successor rule. Without limiting the foregoing, in connection with approval of any transaction by an Insider involving an acquisition from the Company, or involving the disposition to the Company, of an interest in common stock of the Company, the Committee may delegate its approval authority to a subcommittee thereof comprised of two or more "Non-Employee Directors" (as defined in Rule 16b-3), or take action by the affirmative vote of two or more Non-Employee Directors (with all other members of the Committee abstaining or recusing themselves from participating in the matter), or refer the matter to the full Board of Directors for action.

    Article 16. Amendment and Termination. The Plan may, at any time or from time to time, be amended, modified, or terminated at the sole and complete discretion of the Board of Directors. However, no amendment, modification, or termination of the Plan shall adversely affect such Participant's rights with respect to amounts then accrued in his or her Account.

    Article 17. Rule 16b-3 Requirements. With respect to Insiders, stock transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act (except to the extent that noncompliance of a particular transaction would not result in liability under Section 16 of the Exchange Act or the rules adopted thereunder). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

    Article 18. Tax Withholding. The payment of any amount under this Plan shall be conditioned upon the satisfaction of tax withholding, or other withholding liabilities under state or federal law.

    Section 19. Indemnification. Each person who is or shall have been a member of the Committee, or of the Company's Board of Directors, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company have to indemnify them or hold them harmless.

    Section 20. Successors. All obligations of the Company under the Plan with respect to any Account hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

    Article 21. Enforceability and Controlling Law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue in full force and effect. The provisions of this Plan shall be construed, administered, and enforced according to the laws of the State of Hawaii.

    Article 22. Gender. Wherever any words are used under the Plan in the masculine, feminine, or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply.

    IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers on this 18th day of December, 2000.

CPB INC.
By	/s/ JOICHI SAITO Its Chairman and CEO
By	/s/ NAOAKI SHIBUYA Its President

EXHIBIT A

CPB INC.
DIRECTORS DEFERRED COMPENSATION PLAN—
ELECTION FOR DEFERRAL OF DIRECTORS FEES

Participant Name
Address
Social Security	Birth Date
Plan Year

    You are a non-employee director of CPB Inc. or Central Pacific Bank who is eligible to participate in the Plan and, as such, you may designate a percentage amount of your aggregate retainer and meeting fees for the above Plan year that you wish to have credited to your Account on a pre-tax basis. If you do not elect to participate in the Plan for the above Plan year, you may again elect to participate as of the first day of the next Plan year. For the initial Plan year beginning January 1, 2001, a deferral election must be filed no later than December 31, 2000, and any deferral election shall apply only to fees earned after the date the Company receives the deferral election.

A. Deferral Election.
Check the applicable item:
1.	I wish to participate in the Plan by deferring all or a portion of my directors fees to the Plan as specified below for the above Plan year.
2.	I do not wish to contribute any part of my directors fees to the Plan for the above Plan year.
3.
I am now a participant in the Plan and wish to terminate my elective deferral effective as of the Plan year beginning . I understand that this termination of my election can be only effective as of the beginning of a Plan year and must be executed and delivered to the Company prior to the beginning of the Plan year.
4.
I am now a participant in the Plan and wish to change my contribution amount to that specified below effective as of the Plan year beginning . I understand that this modification of my election can be only effective as of the beginning of a Plan year and must be executed and delivered to the Company prior to the beginning of the Plan year.
If you checked 1 or 4, complete the following as applicable:
1.
I elect % of my directors fees (that is, a ratable amount of my retainer and meeting fees) to be credited to my Account effective for the above Plan year (including succeeding years unless terminated or changed by new election).
2.	I elect the balance of my Account to be paid to me in the following manner after my termination as a Director:
A single lump sum payment as soon as administratively practicable following my termination.

A single lump sum payment as soon as administratively practicable following the anniversary date following my termination (indicate an anniversary no later than the tenth anniversary).

Annual installment payments commencing as soon as administratively practicable following my termination, which installment payments will be paid over a period of years (indicate number so that the installment payments do not extend beyond the tenth anniversary date of termination).

Annual installment payments commencing as soon as practicable following the anniversary date following my termination (indicate an anniversary no later that the ninth anniversary) over a period of years (indicate number so that installment payments are completed by the tenth anniversary date of termination).
other

B.  Investment Election.

    I understand that my Account constitutes an unfunded obligation which is payable from the general assets of the Company. However, the balance of my Account shall be determined as if the amounts credited to the Account were invested in the investment funds available through the Bank's Trust Division in accordance with my investment directions. I understand that the my investment directions shall be made in writing to the Bank's Trust Division on the appropriate forms distributed for purposes of the Plan.

SIGNATURE

    I have been explained the contents of this form and the Directors Deferred Compensation Plan (a copy of which I have received). I hereby authorize the deferral amounts specified above to be deducted from my directors fees and credited to my account pursuant to the terms of the Plan.

Date		Signature

Receipt acknowledged: CPB Inc.
By	Its
Date

EXHIBIT B

CPB INC.
DIRECTORS DEFERRED COMPENSATION PLAN—
BENEFICIARY DESIGNATION FORM

Participant Name
Address
Social Security	Birth Date
Plan Year

    As a participant in the above-named plan, I hereby acknowledge that, in accordance with the right granted to me under the plan to designate and redesignate the beneficiary or beneficiaries to receive my plan benefit in the event of my death, I hereby designate the following beneficiaries to receive such benefit in the order of priority as indicated:

Primary Beneficiary:
Full name:
Street address:
City/State/Zipcode:
Social Security Number:
Relationship to me:
Contingent Beneficiary (i.e., my designated beneficiary in the event the primary beneficiary predeceases me):
Full name:
Street address:
City/State/Zipcode:
Social Security Number:
Relationship to me:
This beneficiary designation form revokes any prior beneficiary designation made by me.
Date		Signature

Receipt acknowledged: CPB Inc.
By	Its
Date

QuickLinks

EXHIBIT 10.12
CPB INC. DIRECTORS DEFERRED COMPENSATION PLAN
EXHIBIT A CPB INC. DIRECTORS DEFERRED COMPENSATION PLAN— ELECTION FOR DEFERRAL OF DIRECTORS FEES
EXHIBIT B CPB INC. DIRECTORS DEFERRED COMPENSATION PLAN— BENEFICIARY DESIGNATION FORM